Exhibit 10.27.3

JANUS HENDERSON GROUP PLC DEFERRED INCENTIVE AWARD

US – DIP PERFORMANCE-BASED SHARE UNIT (PSU) AWARD AGREEMENT

The Company grants to [Grantee Name] (the “Grantee”), effective as of [Date] (the “Grant Date”), a deferred incentive award in the form of performance-based Share Units (the “DIP PSU Award”) as described below, subject to the terms and conditions set forth in this DIP Award Agreement, the Company’s Third Amended and Restated 2010 Deferred Incentive Plan, as may be amended or amended and restated from time to time (the “Company Plan”), the Executive Income Deferral Program (if applicable to the Grantee), the attached Appendices (if any), and any applicable laws (including any applicable securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time applicable to the DIP PSU Award and the underlying Shares, including the Personal Code of Ethics, the Share Trading Policy and the Market Conduct Policy. The Grantee must accept the DIP PSU Award, including all of the applicable terms and conditions, by [Date] or such later date determined by the Committee, or it will lapse. Capitalized terms used but not defined in this DIP Award Agreement have the meaning specified in the Company Plan and/or in the attached Appendices (if any). The Company Plan and the method of accepting the DIP PSU Award may be accessed at the site on which the Grantee accesses information related to the Grantee’s participation in the Company Plan.

1.	Grant of Share Unit Award.

Subject to the provisions of this DIP Award Agreement and the Company Plan, the Company hereby grants to the Grantee the number of performance-based Share Units identified in the table below (granted pursuant to Article 8 of the Company Plan), representing the same number of Shares.

Share Unit Award
Number of Share Units Granted:	#QuantityGranted#

2.	Vesting.

Except as otherwise provided herein, the Grantee shall be eligible to vest in a number of Share Units, if any, based on the achievement of the performance criteria set forth in Appendix A (the “Performance Criteria”), provided that the Grantee has not experienced a Termination of Affiliation prior to December 31, 2023 (the “Vesting Date”).  Any portion of the DIP PSU Award that does not vest because the applicable Performance Criteria have not been satisfied as of the Vesting Date shall be terminated, cancelled and forfeited.

3.	Termination of Affiliation.
a.

Except as otherwise provided herein, in the event that the Grantee has a Termination of Affiliation, any unvested portion of the DIP PSU Award and the Grantee’s rights hereunder shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

b.

Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee has a Termination of Affiliation due to death, then the DIP PSU Award shall vest based on achievement of the Performance Criteria measured as of the last trading date prior to the Termination of Affiliation (determined using the average closing stock price for the shares of the Company’s common stock for the ninety (90) trading day period immediately preceding the Termination of Affiliation).

c.

Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee has a Termination of Affiliation due to Disability or due to a termination by the Company without Cause, then any unvested portion of the Grantee’s DIP PSU Award shall remain outstanding and shall remain eligible to vest in accordance with its terms and shall be settled in accordance with the schedule set forth in Section 2 above notwithstanding the Grantee’s Termination of Affiliation; provided that, the level of achievement of the Performance Criteria shall be measured as of the last trading date prior to the Termination of Affiliation (determined using the average closing stock price for the shares of the Company’s common stock for the ninety (90) trading day period immediately preceding the Termination of Affiliation).  “Disability” shall have the meaning set forth in the Company’s long-term disability benefit plan, requiring medical certification for a determinable physical or mental impairment expected to result in death or expected to last for a continuous period of not less than twelve (12) months.

4.	Issuance of Shares.

Subject to Section 7(b) of this DIP Award Agreement (pertaining to Section 409A of the Code) and Article 14.1 of the Company Plan (pertaining to the withholding of taxes) and the distribution provisions of Article VI of the Executive Income Deferral Program (if applicable to the Grantee), as soon as practicable after the date any Share Units become vested, but in no case later than 60 days following the date on which such Share Units become vested (provided that it has been determined that the applicable Performance Criteria have been achieved), the Company shall issue to the Grantee one or more share certificates or otherwise transfer Shares with respect to the Share Units vesting (or shall take other appropriate steps to reflect the Grantee’s ownership of all or a portion of the vested Share Units that are subject to this DIP Award Agreement).  Following the settlement of the vested Share Units in Common Stock pursuant to this Section 4, the Grantee may not sell, assign, transfer or otherwise dispose of any of the “net shares” (as defined below) of Common Stock transferred to the Grantee upon settlement of such vested Share Units until the first anniversary of the date on which the Share Units vested (such period, the “Holding Period”).  The Grantee may be required to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.  For purposes of this Section 4 only, the term “net shares” shall mean the net number of shares of Common Stock transferred to the Grantee upon settlement of the vested Share Units after subtracting such shares of Common Stock withheld by the Company, if any, in payment of tax withholding obligations applicable to such settlement.

5.	Rights as a Shareholder.

The Grantee shall have no rights as a shareholder solely as a result of the grant of the Share Units and shall have no right to cash or share dividends or to be credited with Dividend Equivalents on his Share Units to the extent dividends are paid on shares of Common Stock, unless and until the Grantee has become the holder of record of Shares following payment in Common Stock upon the vesting of Share Units. The Grantee shall have full rights as a shareholder with respect to the net shares during the Holding Period, except the right to sell, assign, transfer or otherwise dispose of the net shares.

6.	Unfair Interference.
a.

The Grantee shall not without the prior written consent of the Company, during the Grantee’s employment with the Company and any Subsidiary and for a period of twelve months after the date on which the Grantee’s employment with the Company terminates (the “Termination Date”) for any reason, directly or indirectly, either alone or jointly with or on behalf of any other person, firm or company:

i.

solicit the services of or endeavor to entice away from the Company or any Subsidiary for which the Grantee has worked in the period of 12 months prior to the Termination Date, any director, employee or consultant of the Company or any such Subsidiary with whom the Grantee worked or had dealings during the course of the Grantee’s employment with the Company or any such Subsidiary.

ii.	solicit, canvass, approach or accept any approach from any Customer of the Company or any Subsidiary with a view to obtain their custom or supply for a Competitor.
b.	In this Section 6:
i.

“Customer” means person, firm or company which at or within a period of two years prior to the Termination Date has done business with the Company or any Subsidiary as a customer, client or supplier, or which the Company or any Subsidiary is or was in the process of negotiating with a view to such person, firm or company becoming a customer, client or supplier, and with whom the Grantee worked or had dealings with in the course of the Grantee’s employment and with whom or which the Grantee first had contact or otherwise developed a relationship while employed by the Company; and

ii.

“Competitor” means an actual or prospective competitor of any business carried on by the Company or any Subsidiary in which the Grantee worked at any time during the period of one year prior to the Termination Date and with whom or which the Grantee first had contact or otherwise developed a relationship while employed by the Company.

c.	The Grantee acknowledges that:

i.	these restrictions form part of the Grantee’s terms and conditions of employment;
ii.

the restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Company (including but not limited to protecting confidential information, relationships with directors, employees, consultants and Customers, and the goodwill of the Company’s business), and that, having regard to those interests such restrictions do not impose an unreasonable burden on the Grantee; and

iii.	damages are not an adequate remedy to protect the interests of the Company, and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any Court.
d.

These restrictions shall supersede any other restriction to which the Grantee may be subject in respect of non-solicitation of employees and of customers as set out in the Grantee’s letter of employment.  All other restrictions to which the Grantee may be subject which are not superseded by this clause shall continue with full effect in addition to the restrictions set out in this clause.

e.

The consideration for the promises in these restrictions is given to the Grantee by the Company on its own behalf and on behalf of each other Subsidiary (including, for the avoidance of doubt, any subsidiary to which the Grantee provides services from time to time).

f.	The restrictions shall remain in full force and effect and survive the termination of the Grantee’s employment for any reason whatsoever.
g.

The restrictions in this Section 6 shall be governed by and construed in accordance with the laws of the jurisdiction in which the Grantee is employed or primarily providing services according to his or her employment contract at the date of the termination of employment (“Territory”). Without prejudice to the foregoing sentence, if the Grantee is employed by the Company or Subsidiary in a state or territory in Australia, the restrictions in Section 6 shall be governed by and construed in accordance with New South Wales law, regardless of the Territory.

h.

Any proceedings initiated by the Grantee in relation to the restrictions in Section 6 shall be initiated in the Territory. In the event that the Company or any Subsidiary (including, for the avoidance of doubt, any Subsidiary to which the Grantee provides services from time to time) is the plaintiff in any proceedings in relation to the restrictions in Section 6, the Company may, at its option, elect to enforce the restrictions in any competent court of any jurisdiction which shall accept jurisdiction for this purpose.

7.	Miscellaneous.
a.	Other Restrictions. This DIP PSU Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary in accordance with the terms of the Plan, if applicable, shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding any other provision of the Company Plan or this DIP Award Agreement, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any Shares received as payment of the Share Units, unless (i) there is in effect with respect to the Shares received as payment for the Share Units a registration statement under the United States Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (ii) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Share Units, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions. Any Shares that the Grantee may acquire upon settlement of the DIP PSU Award may be subject to restrictions on transfer and resale, including, without limitation, any holding periods as the Committee may impose in its sole discretion. The Grantee will comply with any such restrictions, including that the Grantee will not offer, sell, advertise or otherwise market the Shares (or cause any of these to occur) in circumstances which constitute any type of public offering of securities, unless an exemption applies.

b.

Section 409A; Six-Month Delay.  Section 7(c) of this DIP Award Agreement will apply to a Grantee who, either at the Grant Date or at any time subsequent to the Grant Date, is subject to United States income taxes. The intent of the parties is that payments and benefits under the DIP PSU Award made to the Grantee comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, the DIP PSU Award shall be interpreted and administered to be in compliance with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, and to the extent applicable, the Grantee shall not be considered to have experienced a Termination of Affiliation for the purposes of Section 3 of this DIP Award Agreement unless the Grantee would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the DIP PSU Award shall be construed as a separate identified payment for the purposes of Section 409A of the Code, and any payments under the DIP PSU Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the DIP PSU Award during the six-month period immediately following the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Grantee’s “separation from service” (or death, if earlier).

c.

Notices.  Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary, or, if by electronic mail, to the email address of the Assistant Corporate Secretary. Any notice to be given to the Grantee shall be addressed to the Grantee at the address, or if by electronic email, the email address, listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice to be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission if sent by telecopy or by electronic mail or (ii) if not by electronic transmission, when actually delivered; when deposited in the national mail, postage prepaid and properly addressed to the applicable recipient; or when delivered by overnight courier.

d.

Binding Effect.  Except as otherwise provided hereunder, this DIP Award Agreement shall be binding upon the heirs, executors or successors of the parties to this DIP Award Agreement, including all rights and obligations.

e.

Laws Applicable to Construction.  Subject to Section 6 above, the interpretation, performance and enforcement of this DIP Award Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.  In addition to the terms and conditions set forth in this DIP Award Agreement, the Share Units are subject to the terms and conditions of the Company Plan and the Executive Income Deferral Program (if applicable to the Grantee), which is hereby incorporated by reference.

f.

Adequate Information.  By accepting the DIP PSU Award, the Grantee acknowledges that they have been given all relevant information and materials required with respect to the terms and conditions of the DIP PSU Award.

g.

No Advice.  The information and materials provided in connection with the DIP PSU Award does not take into account the Grantee’s objectives, financial situation or needs. If the Grantee does not understand the terms and conditions of the DIP PSU Award, or is in any doubt, the Grantee should consult an independent authorized financial adviser. Neither the Company nor any Subsidiary, nor any entity or person acting on their behalf has provided the Grantee with any legal, investment, tax or financial advice with respect to the Grantee’s participation in the Company Plan, the DIP PSU Award or any Shares received upon the settlement of the DIP PSU Award.

h.

Language.  The documents relating to the DIP PSU Award are in the English language only. By accepting the DIP PSU Award, the Grantee acknowledges that they fully understand the contents of the English language versions of these documents and that they do not need a translation.

i.

Employment.  The grant of the DIP PSU Award does not form part of and does not affect or change the Grantee’s employment contract (if any) or employment relationship with the Grantee’s employer. The Grantee is not automatically entitled to the exercise of any discretion under the DIP PSU Award in their favor and the Grantee does not have any claim or right of action in respect of any decision, omission, or discretion which may operate to their disadvantage. The Grantee also waives all rights which might arise in connection with the DIP PSU Award, other than the right to acquire Shares (subject to and in accordance with the terms of the DIP Award Agreement), in consideration for and as a condition of the DIP PSU Award. The Grantee does not have any right to compensation or damages for any loss (actual or potential) in relation to the DIP PSU Award.

j.

Mobile Employees.  If the Grantee is a mobile employee, meaning that they are based in different tax jurisdictions during the course of their employment or that they are or may be subject to tax in more than one country, state or territory, the Grantee is strongly encouraged to inform the Company and to speak with their own personal tax adviser regarding the tax treatment of their participation in the DIP PSU Award.

k.

Exchange Controls & Reporting Requirements.  The Grantee is solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to them with respect to their DIP PSU Award and neither the Company nor the Grantee’s employer will be responsible for obtaining exchange control approval or making such reports on the Grantee’s behalf. If the Grantee fails to obtain any required exchange control approval or make such reports, neither the Company nor the employer will be liable in any way for any resulting fines or penalties. The Grantee should seek independent professional advice if they are unsure about their obligations as a result of their participation in the DIP PSU Award.

l.

Currency Risk.  If the DIP PSU Award is related to any Shares and those Shares are traded in a currency which is not the currency in the Grantee’s jurisdiction, the value of the Shares may also be affected by movements in the exchange rate. Neither the Company nor any Subsidiary, nor any entity or person acting on their behalf is liable for any depreciation (or other impact) on any Shares due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of money.

m.

No Guarantee.  Neither the Company nor any employer guarantees a specified level of return on the DIP PSU Award or, if applicable, any Shares. There is a risk that any Shares subject to the DIP PSU Award may fall as well as rise in value. Market forces will impact the price of any such Shares and, in the worst case, the market value of the Shares may become zero. More information in relation to the Company, including the share price performance, can be found at www.janushenderson.com.

n.	No Public Offer. The DIP PSU Award is being offered to the Grantee in their capacity as an employee of the Company or a Subsidiary. It is a private placement directed at certain key employees as selected by the Company in its sole discretion. The offering is not intended for the general public and may not be used for any public offer which requires a prospectus. The DIP PSU Award has not been authorized or approved by any applicable securities authorities. The regulatory bodies in the UK accept no responsibility for the accuracy and completeness of the statements and information provided in connection with the DIP PSU Award and take no liability whatsoever for any loss arising from reliance upon the whole or any part of the contents of the Company Plan or this DIP Award Agreement, including the Appendices (if any). No applicable prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable authority in the UK.

o.

Electronic Communications.  By accepting the DIP PUS Award, the Grantee consents to receiving all communications in relation to the DIP PSU Award electronically, including by email, and also consents to contracting electronically with the Company and/or other relevant parties in relation to the DIP PSU Award.

p.	Severability. The invalidity or unenforceability of any provision of this DIP Award Agreement shall not affect the validity or enforceability of any other provision of this DIP Award Agreement.
q.

Conflicts and Interpretation.  In the event of any conflict between this DIP Award Agreement and the Company Plan or the Executive Income Deferral Program (if applicable to the Grantee), the Company Plan or the Executive Income Deferral Program (if applicable to the Grantee) shall take precedence.  In the event of any ambiguity in this DIP Award Agreement, or any matters as to which this DIP Award Agreement is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

r.

Amendment.  Except as otherwise provided for in this DIP Award Agreement, this DIP Award Agreement may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee; provided that the consent of the Grantee shall not be required for any amendment which (i) does not adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the DIP PSU Award as a result of any new or change in existing applicable law.  The waiver by either party of compliance with any provision of this DIP Award Agreement shall not operate or be construed as a waiver of any other provision of this DIP Award Agreement, or of any subsequent breach by such party of a provision of this DIP Award Agreement.  Notwithstanding anything to the contrary contained in the Company Plan or in this DIP Award Agreement, to the extent that the Company determines that the Share Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the

Company reserves the right to amend, restructure, terminate or replace the Share Units in order to cause the Share Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

s.	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this DIP Award Agreement.

APPENDIX A — PERFORMANCE CRITERIA

1.	Performance Criteria.

Subject to Sections 2 and 3 below, the number of Share Units, if any, which shall vest  on the last day of the Performance Period (as defined in Section 4 below) shall be equal to the product obtained by multiplying (x) the Number of Share Units Granted (as set forth in the DIP Award Agreement) by (y) the applicable payout percentage (as set forth in the following table).

Percentile Rank	Payout Percentage
90th and above	200%
50th	100%
11th	2.5%
Below 11th	0%

If the Company’s Percentile Rank (as defined in Section 4 below) during the Performance Period is greater than the 11th percentile but less than the 50th percentile, or greater than the 50th percentile but less than the 90th percentile, the payout percentage shall be interpolated on a straight line based as follows:

(P – 10)
Payout Percentage	=	(--------------)*	200%
(90 – 10)

Where:

“P” represents the Company’s Percentile Rank; and

“(90 – 10)” captures interpolation between the 90th and 10th percentiles.

The following example illustrates the application of the Payout Percentage formula:

(69 – 10)
Payout Percentage of 147.5%	=	(--------------)*	200%
(90 – 10)

Where:

“69” represents the Company’s Percentile Rank, in this example, equal to 69% (as calculated pursuant to Section 4(d) below), assuming a number ranking for the Company equal to 5 out of 14.

The Committee shall have the power and authority to make all determinations concerning whether the Performance Criteria have been achieved and to make any necessary adjustments to the Performance Criteria.

2.	Maximum Total Value Cap.

Notwithstanding anything set forth in Section 1, and regardless of the Company’s Percentile Rank, if the End Date Value (as defined in Section 4 below) of the number of Share Units that would have vested pursuant to the formula set forth in Section 1 exceeds 400% of the

Grant Date Value (as defined in Section 4 below) of the Number of Share Units Granted, then the number of Share Units that vest pursuant to Section 1 shall be reduced to the number of Share Units with an End Date Value equal to 400% of the Grant Date Value of the Number of Share Units Granted (rounded down to nearest whole share).

The following example illustrates the impact of the Maximum Total Value Cap:

	Grant Date Value	Per Share Stock Price	Number of Share Units Granted	Company’s Percentile Rank	Payout Percentage (Before Cap)	Calculated Vest Value (Before Cap)	Actual Vest Value (After Cap)	Actual Shares Vesting (After Cap)
Grant Date	$1M	$10	100,000
Vest Date (3-years)		$50		#1	200% (100,000 shares * 200% = 200,000 shares)	$10M (200,000 shares * $50 per share = $10M)	$4M ($1M Grant Date Value * 400% = $4M)	80,000 ($4M divided by $50 per share = 80,000 shares)

3.	Negative TSR Cap.

Notwithstanding anything set forth in Section 1, and regardless of the Company’s Percentile Rank, if the Company’s Total Shareholder Return is negative, then the number of Share Units that vest pursuant to Section 1 shall not exceed the Number of Share Units Granted (as set forth in the DIP Award Agreement).

The following example illustrates the impact of the Negative TSR Cap:

	Grant Date Value	Per Share Stock Price	Number of Share Units Granted	Company’s Percentile Rank	Payout Percentage (Before Cap)	Calculated Vest Value (Before Cap)	Actual Shares Vesting (After Cap)	Actual Vest Value (After Cap)
Grant Date	$1M	$10	100,000
Scenario A Vest Date (3-years)		$6		#1	200% (100,000 shares * 200% = 200,000 shares)	$1.2M (200,000 shares * $6 per share = $1.2M)	100,000 (capped at 100,000 shares for negative TSR)	$600K (100,000 shares * $6 per share = $600K)
Scenario B Vest Date (3-years)		$6		#5	147.5% (100,000 shares * 147.5% = 147,500 shares)	$885K (147,500 shares * $6 per share = $885K)	100,000 (capped at 100,000 shares for negative TSR)	$600K (100,000 shares * $6 per share = $600K)

4.	Definitions.

For purposes of this Appendix A, the following terms have the following meanings:

a.

“End Date Value” means, with respect to the number of Share Units that vest pursuant to the formula set forth in Section 1, the dollar value determined by multiplying the number of Share Units that vest pursuant to the formula set forth in Section 1 by the average of the high and low stock prices of a share of Common Stock on the last day of the Performance Period (or, if such date is not a trading day, the last trading day preceding such date).

b.

“Grant Date Value” means, with respect to the Number of Share Units Granted, the dollar value determined by multiplying the Number of Share Units Granted by the average of the high and low stock prices of a share of Common Stock on the Grant Date (or, if such date is not a trading day, the last trading day preceding such date).

c.

“Peer Group” means the following companies: (1) Affiliated Managers Group, Inc. (NYSE: AMG); (2) AllianceBernstein Holding L.P. (NYSE: AB); (3) Ameriprise Financial, Inc. (NYSE: AMP); (4) Federated Investors, Inc. (NYSE: FII); (5) Franklin Resources, Inc. (NYSE: BEN); (6) Invesco Ltd. (NYSE: IVZ); (7) BrightSphere Investment Group (NYSE: BSIG); (8) T. Rowe Price Group, Inc. (NasdaqGS: TROW); (9) Schroders plc (LSE: SDR); and (10) Standard Life Aberdeen plc (LSE: SLA); and (11) Artisan Partners (NYSE: APAM) (each, a “Peer Company”).  For purposes of this DIP PSU Award, (i) a Peer Company that declares bankruptcy during the Performance Period shall remain a Peer Company, provided that the Total Shareholder Return for such Peer Company shall be deemed to be -100% for the Performance Period, (ii) if a Peer Company engages in a business combination during the Performance Period with another Peer Company, the surviving publicly-traded company resulting from such business combination shall remain a Peer Company, and the Peer Company that is no longer publicly traded following such business combination shall cease to be a Peer Company, (iii) if a Peer Company engages in a business combination during the Performance Period with an entity that is not a Peer Company, the surviving publicly-traded company resulting from such business combination shall be deemed a Peer Company, provided that all or substantially all of the individuals and entities who are the beneficial owners of the outstanding shares of the Peer Company’s common stock immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock of the surviving publicly-traded company resulting from such business combination, and (iv) if a Peer Company engages in a spin-off during the Performance Period, the average closing price of the spun-off corporation for the ninety (90) trading day period following the distribution date shall be treated as a dividend for purposes of determining the Total Shareholder Return of such Peer Company.

d.

“Percentile Rank” means the percentile ranking of the Company’s Total Shareholder Return during the Performance Period relative to the Total Shareholder Return of each of the other companies that remain in the Company’s Peer Group on the last day of the Performance Period.  The Company’s Percentile Rank will be determined by ranking the Company and the number of other companies that remain in the Peer Group on the last day of the Performance Period (the “Group Companies”) from the highest to lowest according to their respective Total

Shareholder Return, then calculating the percentile ranking of the Company relative to the Group Companies as follows:

R - 1
P	=	1-(--------------)*
N – 1

Where:

“P” represents the Percentile Rank rounded to the nearest whole percentile;

“R” represents the Company’s number ranking among the Group Companies; and

“N” represents the number of Group Companies (including the Company).

The following example illustrates the application of the Percentile Rank formula:

5 – 1
Percentile Rank of 69%	=	1-(--------------)*
14 – 1

Where:

“5” represents the Company’s number ranking among the Group Companies, in this example, equal to 5 out of 14; and

“14” represents the number of Group Companies (including the Company), in this example, equal to 14.

e.	“Performance Period” means the period beginning on January 1, 2021 and ending on the Vesting Date.
f.

“Total Shareholder Return” means the rate of the return reflecting stock price appreciation over the Performance Period plus reinvestment of dividends paid with respect to such stock on the ex-dividend dates.  For purposes of calculating the total shareholder return for the Company and each Peer Company, the beginning stock price shall be the average closing stock price for such company for the ninety (90) trading day period immediately preceding the first day of the Performance Period, and the ending stock price shall be the average closing stock price for such company for the ninety (90) trading day period immediately preceding the last day of the Performance Period.  Both averaging periods should include the impact of re-invested dividends.  For purposes of this definition, the term “stock” shall refer to (i) with respect to the Company, a share of Common Stock, and (ii) with respect to each Peer Company, a share of its publicly-traded class of common stock or partnership units, as applicable.

The following example illustrates the Total Shareholder Return calculation for one company using a five (5) trading day averaging period and one year of re-invested dividends:

Step 1: Calculate Accumulated Shares from Reinvestment of Dividends on the Ex-Dividend Date:

Ex-Dividend Date	Closing Price (A)	Actual Dividend Paid (B)	Shares Purchased (B / A) = C	Accumulated Shares From Re-Invested Dividends
11/15/22	$10	$0.05	0.0050	1.0239
8/15/22	$8	$0.05	0.0063	1.0189
5/15/22	$9	$0.05	0.0056	1.0127
2/15/22	$7	$0.05	0.0071	1.0071
1/1/22				1.0000

Step 2: Calculate Average Beginning and Ending Stock Price Applying 5 Trading Day Averaging:

5 Trading Day Measurement Period	Closing Price (A)	Accumulated Shares From Re-Invested Dividends (B)	Asset Value (A * B)	5 Trading Day Measurement Period	Closing Price (C)	Accumulated Shares From Re-Invested Dividends (D)	Asset Value (C * D)
12/31/22	$10.05	1.0239	$10.29	12/31/20	$9.05	1.0000	$9.05
12/30/22	$10.00	1.0239	$10.24	12/30/20	$9.00	1.0000	$9.00
12/29/22	$9.95	1.0239	$10.19	12/29/20	$8.95	1.0000	$8.95
12/28/22	$10.03	1.0239	$10.27	12/28/20	$9.03	1.0000	$9.03
12/27/22	$9.98	1.0239	$10.22	12/27/20	$8.98	1.0000	$8.98
5-day average price with dividends re-invested:			$10.24				$9.00

Step 3: Calculate Total Shareholder Return:

$10.24
Total Shareholder Return	=	13.77%	=	-------------- - 1
$9.00

APPENDIX B

FORFEITURE (MALUS) AND CLAW-BACK

The DIP PSU Award shall be subject to the forfeiture and claw-back provisions set forth in this Appendix.  Notwithstanding any provision of the Company Plan, the DIP Award Agreement (including this Appendix or any other Appendix thereto), the DIP PSU Award shall be subject to such additional forfeiture, claw-back, deduction or recovery provisions as may be required pursuant to any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof).

1.	Forfeiture (Malus)
a.

Any time prior to the issuance of Shares to the Grantee in respect of a DIP PSU Award, the Board, acting fairly and reasonably, may determine that the vesting of the DIP PSU Award or the delivery of Shares in respect of a vested DIP PSU Award is not justified (and the undelivered Shares underlying the DIP PSU Award shall be forfeited) due to:

i.

a material misrepresentation in relation to the performance of the Company or its Subsidiaries (together, the “Group”), business unit or fund, mandate or other vehicle the assets of which are managed by a member of the Group (“Fund”) and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP PSU Award was granted or earned, including (but not limited to): (A) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (B) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (C) errors in the financial statements of a member of the Group, business unit or Fund; or (d) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group;

ii.	significant changes in the overall financial situation of the Group;
iii.

a material downturn in the performance of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility;

iv.

a material failure of risk management of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility, whether or not the Grantee is responsible for such failure but taking into account the proximity of the Grantee to the failure of risk management;

v.

the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct) or Cause, material or serious error or there is reasonable evidence of employee misbehavior; and/or,

vi.

the Grantee has engaged in conduct which the Board considers ought to result in the complete or partial reduction of the DIP PSU Award, including where the Grantee has failed to meet appropriate standards of fitness and propriety and/or has materially breached his or her service contract and/or any terms of employment or engagement with the Group.

b.

For the avoidance of doubt, the Board may determine that the Share Units may be forfeited in whole or in part. The effect of the forfeiture of the DIP PSU Award (to the extent determined by the Board) shall be that the Grantee shall no longer be entitled to the issuance or transfer of Shares pursuant to this DIP Award Agreement.

2.	Claw-Back of Award
a.

At any time following the issuance of Shares to the Grantee in respect of a DIP PSU Award until the third anniversary of such issuance, the Board, acting fairly and reasonably, may determine that a claw-back of such Shares (“Claw-Back”) is justified due to:

i.

a material misrepresentation in relation to the performance of a member of the Group, business unit or Fund and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP PSU Award was granted, earned, vested or paid, including (but not limited to): (A) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (B) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (C) errors in the financial statements of a member of the Group, business unit or Fund; or (D) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group and the Board determines that either (x) such misrepresentation resulted in the Grantee receiving more Shares in respect of the DIP PSU Award than the Grantee would have received had the misrepresentation not occurred or (y) the Board determines the Grantee was responsible for such misrepresentation;

ii.	the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct), material or serious error, or Cause, or there is reasonable evidence of employee misbehavior; and/or,

iii.

a material failure of risk management for which the Grantee has direct or indirect responsibility in respect of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility.

b.	The manner in which the Claw-Back shall be made by the Board is as follows:
i.	the Company shall serve a notice in writing on the Grantee setting out:
(A)	the date of grant of the DIP PSU Award;
(B)	the total number of Shares subject to the DIP PSU Award which were delivered on the applicable issuance date;
(C)

the number of Shares subject to the DIP PSU Award which are subject to the Claw-Back calculated (if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee) (“Claw-Back Shares”); and

(D)	the aggregate Fair Market Value of the Claw-Back Shares, as at the date the Claw-Back Shares were issued or transferred in satisfaction of the DIP PSU Award (“Claw-Back Amount”);
ii.	so far as the Board shall consider practicable, any Claw-Back shall be implemented by:
(A)

a reduction in the number of Shares subject to an Award granted under the Company Plan or an award granted under any other equity award plan operated by the Company which would otherwise vest for or be released to the Grantee on any future date;

(B)

withholding any cash amount otherwise due to the Grantee under any bonus scheme, notional share or notional fund scheme or other cash based incentive scheme of the Company or any member of the Group (on a pre- or post-tax basis, as determined by the Board); or

(C)

a deduction from any other sum owed to the Grantee (which may include unpaid salary and/or pension contributions) on a pre- or post-tax basis, as determined by the Board, up to the Claw-Back Amount; and

iii.

if the Grantee ceases at any time to be a participant in the Company Plan and/or any other equity award plan operated by the Company, or the number of Shares which may be transferred on or following any future date under the Company Plan and/or any other equity award plan operated by the Company have a Fair Market Value that is less than the Claw-Back Shares, or the Grantee ceases at any time to be a director or an employee of a member of the Group, then the Company may recover from the Grantee the Claw-Back Amount remaining to be clawed-back, and for these purposes the Claw-Back Amount is a debt which is immediately due and payable by the Grantee to the Company.